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                                                                    EXHIBIT 99.1


DATE:     April 11, 1997

FROM:                              FOR:
Padilla Speer Beardsley Inc.       Tower Automotive, Inc.
224 Franklin Avenue West           4508 IDS Center
Minneapolis, Minnesota 55404       Minneapolis, Minnesota 55402

Melissa Quinn (612) 871-8877       Scott Rued (612) 342-2310

FOR IMMEDIATE RELEASE

TOWER AUTOMOTIVE, INC.
ANNOUNCES INCREASED FIRST QUARTER REVENUES
AND OPERATING INCOME

     MINNEAPOLIS, April 11 - Tower Automotive, Inc. (NYSE: TWR) today announced increased revenues and operating income for the first quarter ended March 31, 1997.

     Revenues in the first quarter of 1997 were $125.1 million compared to $68.9 million in the 1996 period. Operating income of $12.5 million was 89.4% higher than the $6.6 million reported last year. Net income applicable to common stockholders was $6.8 million, or 45 cents per share, compared with $3.2 million, or 28 cents per share, in the comparable 1996 period.



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                     TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
           (AMOUNTS IN THOUSANDS EXCEPT PER SHARE AMOUNTS - UNAUDITED)

                                               Three Months Ended March 31,
                                               ----------------------------
                                                     1997         1996
                                               ------------    ------------

Revenues                                         $  125,117    $  68,921

Cost of sales                                       106,105       58,406
                                               -------------   ------------

   Gross profit                                      19,012       10,515

Selling, general and administrative expenses          5,812        3,514

Amortization expense                                    660          375
                                               -------------   ------------

   Operating income                                  12,540        6,626

Interest expense, net                                 1,348        1,308
                                               -------------   ------------

   Income before provision for income taxes          11,192        5,318

Provision for income taxes                            4,474        2,130
                                               -------------   ------------

   Net income                                    $    6,718    $   3,188
                                               -------------   ------------
                                               -------------   ------------

   Net income applicable to common
      stockholders                               $    6,753    $   3,232
                                               -------------   ------------
                                               -------------   ------------

   Net income per common and common
      equivalent share                           $     0.45    $    0.28
                                               -------------   ------------
                                               -------------   ------------

   Weighted average common and common
      equivalent shares outstanding                  14,977       11,733
                                               -------------   ------------
                                               -------------   ------------



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                     TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (AMOUNTS IN THOUSANDS)

                                                     March 31,     December 31,
                   Assets                              1997            1996
-------------------------------------------        ------------    ------------
                                                    (unaudited)

Current assets:
   Cash and cash equivalents                        $   33,307      $   39,596
   Accounts receivable                                  74,840          61,073
   Inventories                                          26,508          21,864
   Other current assets                                 17,101          14,433
                                                   ------------    ------------

      Total current assets                             151,756         136,966

Property, plant and equipment, net                     163,180         156,248

Restricted cash                                         10,847          10,833

Goodwill and other assets, net                          95,439          94,560
                                                   ------------    ------------

                                                    $  421,222      $  398,607
                                                   ------------    ------------
                                                   ------------    ------------

 Liabilities and Stockholders' Investment
------------------------------------------

Current liabilities:
   Current maturities of long-term debt             $      722      $      722
   Accounts payable                                     46,856          32,280
   Accrued liabilities                                  24,412          22,429
                                                   ------------    ------------

      Total current liabilities                         71,990          55,431

Long-term debt, net of current maturities              113,426         113,460
Other noncurrent liabilities                            46,004          47,839
                                                   ------------    ------------

Stockholders' investment:
   Preferred stock                                          --            --
   Common stock                                            143             143
   Warrants to acquire common stock                      2,000           2,000
   Additional paid-in capital                          137,859         136,759
   Retained earnings                                    49,960          43,150
   Subscriptions receivable                               (160)           (175)
                                                   ------------    ------------

      Total stockholders' investment                   189,802         181,877
                                                   ------------    ------------


                                                    $  421,222      $  398,607
                                                   ------------    ------------
                                                   ------------    ------------


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